Exhibit 16.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

January 7, 2019

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: LUBOA GROUP, INC.

Dear Sirs/Madams:

The undersigned Michael Gillespie & Associates, PLLC previously acted as independent accountants to audit the financial statements of Luboa Group, Inc. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Item 4.01 included in the Form 8-K dated January 7, 2019 of Luboa Group, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/S/ MICHAEL GILLESPIE & ASSOCIATES, PLLC